Boulder Brands Announces Amendment to Credit Agreement

BOULDER, Colo., March 18, 2013 (GLOBE NEWSWIRE) -- Boulder Brands, Inc. (the "Company") (BDBD) today announced that it has successfully amended its credit agreement, which was originally entered into on July 2, 2012.

The amendment, among other things, increases the Company's revolving credit facility from $40.0 million to $60.0 million, increases the required ratio of total funded debt to EBITDA for purposes of permitted acquisitions from 4.00 to 1.00 to 4.25 to 1.00 and provides the Company with greater financial flexibility to make future capital expenditures by increasing the annual limit from $12.0 million to $20.0 million. The amended capital expenditure annual limit of $20.0 million excludes up to $14.0 million in capital expenditures related to the Udi's continuous bread line and facilities consolidation, previously announced.

"We are pleased with our ability to amend our credit agreement to achieve terms that improve our financial flexibility," said Christine Sacco, Boulder Brands, Inc. Treasurer and Chief Financial Officer. "We appreciate the support that we received in this transaction from our banking partners, which reflects the strength of our relationships with our banks and the solid fundamentals of our business as we continue to execute our long-term growth strategy."

About Boulder Brands, Inc.

Boulder Brands, Inc. (BDBD) is committed to providing superior tasting, solution-driven products. The company's health and wellness platform consists of brands that target specific consumer needs: Glutino and Udi's for gluten-free diets; Earth Balance for plant-based diets; Smart Balance for heart healthier diets; and Bestlife for weight management. For more information about Boulder Brands, Inc., please visit www.boulderbrands.com.

Contact:

Carole Buyers, CFA
Senior Vice President Investor Relations
& Business Development
Boulder Brands, Inc.
cbuyers@boulderbrands.com
303-652-0521 x152